Stillwater Mining Company Reports Fourth Quarter 2013 Mined Production and Recycling Results

BILLINGS, MT -- (Marketwired - January 21, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") today announced production from its Montana mines and recycling results for the fourth quarter of 2013. Total recycled material processed during 2013 of 616,700 ounces resulted in a record recycling year for the Company.

Production from Montana Mines

Production of palladium and platinum from the Company's Montana mine operations totaled 141,100 ounces in the fourth quarter of 2013, a 6.5% increase over the same period in 2012. Total Montana mine production for 2013 was 523,900 ounces, a 2.0% increase from the 513,700 ounces reported in fiscal 2012. Total mined production for 2013 exceeded the Company's most recent guidance range of 505,000 to 515,000 ounces.

                        4Q 2013  4Q 2012  Change   FY 2013  FY 2012  Change
                       -----------------------------------------------------

Stillwater Mine          98,700   97,500   1.2%    366,100  377,400   -3.0%
Palladium                75,900   75,200   0.9%    281,900  290,100   -2.8%
Platinum                 22,800   22,300   2.2%     84,200   87,300   -3.6%

East Boulder Mine        42,400   35,000   21.1%   157,800  136,300   15.8%
Palladium                32,800   27,100   21.0%   122,300  105,900   15.5%
Platinum                  9,600    7,900   21.5%    35,500   30,400   16.8%

Total                   141,100  132,500   6.5%    523,900  513,700   2.0%
Palladium               108,700  102,300   6.3%    404,200  396,000   2.1%
Platinum                 32,400   30,200   7.3%    119,700  117,700   1.7%

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Recycling Activities

During the fourth quarter of 2013, total volumes of palladium, platinum and rhodium (PGMs) processed from recycled material increased by 1.2% to 120,000 ounces compared to the same period of 2012. The Company processed a record 616,700 ounces of PGMs from recycled material during 2013, a 38.5% increase from approximately 445,200 ounces processed during the prior year.

                        4Q 2013  4Q 2012  Change   FY 2013  FY 2012  Change
                       -----------------------------------------------------

Total                   120,000  118,600   1.2%    616,700  445,200   38.5%
Palladium                66,600   64,500   3.3%    345,800  258,500   33.8%
Platinum                 44,400   44,300   0.2%    223,800  154,900   44.5%
Rhodium                   9,000    9,800   -8.2%    47,100   31,800   48.1%

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Note: Historical production information is available at www.stillwatermining.com.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other uses. Stillwater Mining Company is engaged in the development, extraction, processing, smelting, refining and marketing of PGMs from a geological formation in southern Montana known as the J-M Reef. This is the only known significant source of PGMs in the United States and one of the highest grade PGM resources in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT:

Mike Beckstead
(406) 373-8971